Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our articles of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and bylaws and applicable provisions of the Nevada Revised Statutes, as amended (“NRS”).

Common Stock

We are authorized to issue 30,000,000 shares of common stock with a par value of $0.001 per share. As of January 25, 2021, there were 5,742,894 shares of common stock issued and outstanding.

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings.

Voting Rights

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Removal of directors requires the vote, in addition to any vote required by law, of not less than eighty percent (80%) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of stockholders expressly called for that purpose. The approval of the holders of at least eighty percent (80%) of the outstanding shares of voting stock of the Corporation is required in connection with certain “Business Combinations” with an Interested Stockholder, as defined in the NRS, after the expiration of three years after the date the person becomes an Interested stockholder, except in cases where the proposed Business Combination has been approved in advance by a majority of those members of the board of directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder. Any alteration, amendment, repeal or rescission of any provision of our articles of incorporation must be approved by the affirmative vote of the holders of at least eighty percent (80%) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon; provided, however, if a majority of the board of directors recommends the change, then such change shall only require the affirmative vote of the holders of a majority of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon. Any bylaw may be altered, amended, rescinded, or repealed by the holders of eighty percent (80%) of the shares of capital stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose. Notwithstanding the foregoing, any provision of the bylaws that contains a supermajority voting requirement shall only be altered, amended, rescinded, or repealed by a vote of the board of directors or holders of shares of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision.

Dividends

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors.

Other Rights

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There is no conversion, redemption, sinking fund or similar provisions regarding our common stock.

Transfer Agent

The transfer agent and registrar for our Common Stock is Direct Transfer LLC. Its address is 500 Perimeter Park Drive, Suite D, Morrisville, North Carolina 27560 and its telephone number is (919) 481-4000. The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, with such designations, rights, and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could have the effect of restricting dividends on our common stock (if any are declared), diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company, all without further action by our stockholders. As of the date of this Annual Report on Form 10-K, no shares of our preferred stock were outstanding.

Stock Options

We had issued and outstanding options to purchase up to 1,000,000 shares of common stock, exercisable at $5.43 per share.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. Certain of these provisions are summarized below.

Classified Board of Directors

Pursuant to our articles of incorporation, the directors constituting our board of directors are classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as possible. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The articles of incorporation do provide, however, that directors may be removed at any time upon the approval of eighty percent (80%) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote at a meeting expressly called by stockholders for such purpose.

Our classified board of directors may have an anti-takeover effect of making more difficult and discouraging a takeover attempt, merger, tender offer, or proxy fight. Additionally, our classified board of directors extends the time it would take for holders of a majority of our shares to remove incumbent management to obtain control of the board of directors. That is, as a general matter a majority shareholder could not obtain control of the board of directors until the second annual shareholder’s meeting after it acquired a majority of the voting stock. Our classified board of directors may have the effect of making it more difficult for stockholders to remove our existing management.

Special Meetings

Our articles of incorporation provide that special meetings of our stockholders may, unless otherwise prescribed by law, be called only by resolution of a majority of the directors of the board then in office, by resolution of a majority of the disinterested directors then in office, or upon written application, by stockholders holding at least 80% of the capital stock entitled to vote at the meeting. Our stockholders are not permitted to act by written consent pursuant to our articles of incorporation.

Business Combinations Act

The Business Combinations Act, Sections 78.411 to 78.444 of the NRS, restricts the ability of a Nevada “resident domestic corporation” having at least 200 stockholders of record to engage in any “combination” with an “interested stockholder” for two (2) years after the date that the person first became an interested stockholder, unless the combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and (i) the purchase of shares by the interested stockholder is approved by the board of directors before that date or (ii) the combination is approved by the board of directors of the resident domestic corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the resident domestic corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least sixty percent (60%) of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

If this approval is not obtained, then after the expiration of the two (2) year period, the business combination may still not be consummated unless it is a combination meeting all of the requirements of the articles of incorporation of the resident domestic corporation and either the “fair price” requirements specified in NRS 78.441 to 78.444, inclusive are satisfied or the combination is (a) a combination or transaction by which the person first became an interested stockholder is approved by the board of directors of the resident domestic corporation before the person first became an interested stockholder, or (b) a combination approved by a majority of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder, or any affiliate or associate of the interested stockholder.

“Interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (b) an affiliate or associate of the resident domestic corporation and at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

A “combination” is broadly defined and includes, for example, any merger or consolidation of a corporation or any of its subsidiaries with (i) an interested stockholder or (ii) any other entity that after and as a result of the merger or consolidation would be an affiliate or associate of the interested stockholder; or any sale, lease, exchange, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with an interested stockholder having: (x) an aggregate market value equal to more than 5% of the aggregate market value of the assets of a corporation, (y) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of a corporation, or (z) representing more than 10% of the earning power or net income of a corporation.

The provisions of Nevada law, our articles of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the NRS. NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein. NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.